Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Kate Patterson	Cas Purdy
Websense, Inc.	Websense, Inc.
(858) 320-8072	(858) 320-9493
kpatterson@websense.com	cpurdy@websense.com

N E W S   R E L E A S E

Websense Announces Preliminary Results for Q2’09

SAN DIEGO, July 7, 2009 — Websense, Inc. (NASDAQ: WBSN) today announced preliminary, unaudited results for the second quarter of 2009.

Preliminary results for the second quarter of 2009 include:

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Revenue, calculated in accordance with generally accepted accounting principles (GAAP), is expected to be in the range of $79.3 to $79.6 million, compared to $73.0 million in the second quarter of 2008.

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Second quarter non-GAAP revenue is expected to be between $83.9 and $84.2 million and includes approximately $4.6 million in revenue from SurfControl that would have been recognized during this period had SurfControl remained an independent operating company. This subscription revenue was included in SurfControl’s deferred revenue as of the date of the acquisition, but will not be recognized as revenue on a post-acquisition basis under GAAP due to a required write-down of SurfControl’s deferred revenue to fair value as of the acquisition date. This compares to non-GAAP revenue of $88.2 million in the second quarter of 2008.

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Second quarter billings, which represent the full amount of subscriptions billed to customers during the quarter, are expected to be approximately $82.2 million, compared to $87.3 million in the second quarter of 2008. Using the average foreign exchange rates that prevailed in the second quarter of 2008, total billings would have been approximately $87.2 million. Compared to the second quarter of 2008, average contract duration lengthened 0.9 months, predominantly due to an increase in the duration of Websense Web Security Gateway and other new product subscriptions for new and upgrading customers.

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Non-GAAP earnings per diluted share are expected to be between $0.30 and $0.32, compared to $0.37 in non-GAAP earnings per diluted share in the second quarter of 2008. Second quarter non-GAAP earnings per diluted share in both years excludes stock-based compensation expense as well as certain cash and non-cash expenses related to the company’s acquisitions, and includes revenue from SurfControl that would have been recognized as described above.

Final results, including GAAP and non-GAAP revenue and earnings per diluted share and a reconciliation of GAAP to non-GAAP financial measures, will be released on July 28, 2009.

“We experienced a greater impact from recessionary global economic conditions in the second quarter of 2009. The impact was concentrated primarily in our renewing Web filtering customers, especially outside the U.S.,” said Gene Hodges, Websense Chief Executive Officer. “However, our second quarter results show continued momentum for our new Web security products, including the Websense Web Security Gateway and the V10000 secure Web gateway appliance, from both new and upgrading customers. We continue to believe that our strategy of delivering essential information protection from inbound threats and outbound leaks is aligned with market requirements, which is demonstrated by the growth in demand for our Web security gateway and data loss prevention solutions.”

Additional financial highlights from the second quarter include:

•	Incremental billings, including upgrading and new customers, increased more than 15 percent from a year ago and more than 35 percent from the first quarter of 2009.

•	Billings for our Websense Web Security Gateway and new V10000 secure Web appliance totaled more than $11 million, compared to approximately $4.4 million in the first quarter.

•	Billings for our data loss prevention solutions totaled approximately $3.6 million, an increase of 44 percent from the second quarter of 2008.

•	Repurchase of approximately 447,000 shares of common stock for a total of approximately $7.5 million.

•	Continued strong balance sheet, with cash balances greater than $76 million.

Conference Call on Preliminary Results

Management will host a brief conference call to review preliminary results today, July 7, at 1:30 p.m. Pacific Time. To participate in the conference call, investors should dial 877-440-5784 (domestic) or 719-325-4885 (international) ten minutes prior to the scheduled start of the call. A simultaneous audio-only webcast of the call may be accessed on the Internet at www.websense.com/investors.

For investors unable to participate in the live event, an archive of the webcast will be available on the company’s Web site through July 27, 2009, and a taped replay of the call will be available for one week at 719-457-0820 or 888-203-1112, passcode 2065649.

Second Quarter Final Results Conference Call

Websense intends to release final second quarter 2009 financial results after market close on July 28, 2009. Management will host a conference call and simultaneous webcast to discuss the final results at 2:00 p.m. Pacific Time. To participate in the conference call, investors should dial 877-741-4244 (domestic) or 719-325-4824 (international) ten minutes prior to the scheduled start of the call. A simultaneous audio-only webcast of the call may be accessed on the Internet at www.websense.com/investors.

For investors unable to participate in the live event, an archive of the webcast will be available on the company’s Web site through September 30, 2009, and a taped replay of the call will be available for one week at 719-457-0820 or 888-203-1112, passcode 1160646.

Non-GAAP Financial Measures

This news release provides financial measures for revenue and earnings per diluted share that are not calculated in accordance with generally accepted accounting principles (GAAP). These financial measures include revenue from SurfControl that would have been recognized during the applicable periods in 2008 and 2009 under subscriptions that were included in deferred revenue as of the date of the acquisition, but will not be recognized as revenue on a post-acquisition basis under GAAP due to the impact of the write-down of the majority of SurfControl’s deferred revenue to fair value on the acquisition date. Additionally, non-GAAP earnings per diluted share excludes stock-based compensation expense, as well as certain cash and non-cash expenses related to the company’s acquisitions. Management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance that enhances management’s and investors’ ability to evaluate the company’s operating results, trends and prospects and to compare current operating results with historic operating results. A reconciliation of the GAAP and non-GAAP financial measures for the second quarter of 2009 will be provided when our final second quarter financial results are released on July 28, 2009.

This news release also includes financial measures for billings that are not numerical measures that can be calculated in accordance with GAAP. Websense provides this measurement in news releases reporting financial performance because this measurement provides a consistent basis for understanding the company’s sales activities in the current period. The company believes the billings measurement is useful to investors because the GAAP measurements of revenue and deferred revenue in the current period include subscription contracts commenced in prior periods. A reconciliation of billings to deferred revenue for the second quarter of 2009 will be provided when final second quarter financial results are released on July 28, 2009.

About Websense, Inc.

Websense, Inc. (NASDAQ: WBSN), a global leader in integrated Web, data and email security solutions, provides Essential Information Protection™ for more than 44 million product seats under subscription. Distributed through its global network of channel partners, Websense software and hosted security solutions help organizations block malicious code, prevent the loss of confidential information and enforce Internet use and security policies. For more information, visit www.websense.com.

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Websense is a registered trademark of Websense, Inc. in the United States and certain international markets. Websense has numerous other registered and unregistered trademarks in the United States and internationally. All other trademarks are the property of their respective owners.

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This news release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Websense results to differ materially from historical results or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including the estimates of second quarter 2009 results and statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates” and similar words. These statements may include, among others, the fact that our actual second quarter 2009 financial results may differ from our current estimates, plans, strategies and objectives of management for future operations; any statements regarding future product offerings; statements of belief and any statements of assumptions underlying any of the foregoing. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, risks relating to execution of growth initiatives, customer acceptance of the company’s services, products and fee structures; the success of Websense brand development efforts; the volatile and competitive nature of the Internet industry; changes in domestic and international market conditions, including the impact of the global economy on renewal subscriptions, and the entry into and development of international markets for the company’s products; risks relating to currency exchange rates and macroeconomic conditions, risks relating to intellectual property ownership; risks relating to the required use of cash for debt servicing, risks of ongoing compliance with the covenants in our senior credit facility; and the other risks and uncertainties described in Websense public filings with the Securities and Exchange Commission, available at http://www.sec.gov. Websense assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.